Exhibit 10.17


                      DESCRIPTION OF NON-EMPLOYEE DIRECTORS
                            COMPENSATION ARRANGEMENTS

Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 1998, Directors who were not employees of the Company ("Independent Directors") each received a $50,000 annual board retainer, payable quarterly. An additional $12,500 annual committee retainer was paid to the chair of each committee and a $7,500 annual committee retainer was paid to each other member of a committee. Fees are not paid for attendance at meetings. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

In November 1997, the Company adopted the Deluxe Corporation Non-Employee Stock and Deferral Plan (the "Director Plan"). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of Common Stock and thereby align their interest in the long-term success of the Company with that of the Company's other shareholders. Under the Director Plan, each Independent Director may irrevocably elect to receive, in lieu of cash, shares of Common Stock having a fair market value equal to at least 50% of his or her annual board and committee retainer (collectively, the "Retainer"). The shares of Common Stock receivable pursuant to the Director Plan are issued quarterly or, at the option of the Independent Director, credited to the Director in the form of deferred restricted stock units. These units vest and are converted into shares of Common Stock on the earlier of the tenth anniversary of the February 1st of the year following the year in which the Independent Director ceases to serve on the Company's Board of Directors or such other date as is elected by the Independent Director in his or her deferral election.

Each restricted stock unit receives dividend equivalent payments equal to the dividend payment on one share of Common Stock. Any restricted stock units issued pursuant to the Director Plan will vest and be converted into shares of Common Stock in connection with certain defined changes in control of the Company. All shares of Common Stock issued pursuant to the Director Plan are issued under the Stock Incentive Plan and must be held by the Independent Director receiving them for a minimum period of six months from the date of issuance.

Each new Independent Director receives a one-time grant of 1,000 shares of restricted stock under the Stock Incentive Plan as of the date of his or her initial election to the Board of Directors. The restricted stock vests in equal installments on the dates of the Company's regular shareholders' meetings in each of the three years following the date of grant, provided that the Director remains in office immediately following the regular meeting. Restricted stock awards also vest immediately upon an Independent Director's retirement from the Board in accordance with the Company's policy with respect to mandatory retirement.

In 1997, each Independent Director elected at the 1997 Meeting received a non-qualified option to purchase 1,000 shares of the Company's Common Stock under the Stock Incentive Plan on the date of the 1997 Meeting. These options have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant, became fully exercisable six months after the date of grant and will expire on the tenth anniversary of such date. The options also terminate three months following the date upon which a participant ceases to be a Director of the Company. This option program was discontinued in 1998.

Benefits under the Company's previous Board retirement plan were frozen following the adoption of the Director Plan. As a result, no additional benefits will be accrued for current Directors or be offered to newly elected Directors. Under the current provisions of the Board retirement plan, Independent Directors with at least five years of service as an Independent Director who resign or are not nominated for re-election will receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which the retiree served on the Board as an Independent Director prior to October 31, 1997. In calculating a Director's eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree's remaining available for consultation with management and refraining from engaging in any activity in competition with the Company. All of the current Independent Directors (other than Hatim Tyabji) are eligible for benefits under this plan. Allen F. Jacobson, who retired from the Board in January 1999, is entitled to receive benefits under this plan for up to seven years following his retirement and Whitney MacMillan, who retired from the Board in May 1999, will be eligible to receive benefits for up to 10 years following his retirement.